Exhibit 7.08

Execution Version

Date: 26 March 2012

TALENTHOME MANAGEMENT LIMITED

(智軒管理有限公司)

as Borrower

and

GUOTAI JUNAN FINANCE (HONG KONG) LIMITED

as Lender

FACILITY AGREEMENT

relating to

HK$320,000,000 Term Loan Facility

LI & PARTNERS

SOLICITORS

22nd Floor, World Wide House

19 Des Voeux Road Central

Hong Kong

Tel. No.: (852) 2501 0088

Fax No.: (852) 2501 0028

Our Ref: RL/LHR/KSG/7527/04/11

24.	Set-Off	57

25.	Notices	57

26.	Calculations And Certificates	58

27.	Partial Invalidity	59

28.	Remedies and Waivers	59

29.	Amendments And Waivers	59

30.	Perpetuity Period	59

31.	Counterparts	59

SECTION 10 GOVERNING LAW AND ENFORCEMENT		60

32.	Governing Law	60

33.	Enforcement	60

SCHEDULE 1 CONDITIONS PRECEDENT		61

SCHEDULE 2 UTILISATION REQUEST		64

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE		65

THIS AGREEMENT is dated 26 March 2012 and made between:

(1)	TALENTHOME MANAGEMENT LIMITED (智軒管理有限公司), a BVI business company incorporated in the British Virgin Islands with limited liability (company no. 1405673) whose registered office is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as borrower (the “Borrower”); and

(2)	GUOTAI JUNAN FINANCE (HONG KONG) LIMITED, a company incorporated in Hong Kong, whose registered office is situated at 27/F., Low Block, Grand Millennium Plaza, 181 Queen’s Road Central, Hong Kong as lender (the “ Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acquisition” means the acquisition by the Borrower of the Target by way of a merger of Merger Sub with and into the Target, pursuant to the terms of the Acquisition Documents (with the Target to be the surviving corporation of such merger).

“Acquisition Agreement” means the Amended and Restated Agreement and Plan of Merger made among (1) the Borrower, (2) Merger Sub and (3) the Target dated 20th January 2012.

“Acquisition Closing Date” means the “Closing Date” under, and as defined in, the Acquisition Agreement.

“Acquisition Consideration” means the aggregate consideration for the Target Shares payable under the Acquisition Agreement as described in the Funds Flow Statement.

“Acquisition Documents” means the Acquisition Agreement, the Deed of Promissory Note and Guarantee executed by the Personal Guarantor and Guoren Industrial on January 20, 2012 and the Limited Guaranty dated January 12, 2012 executed by Guoren Industrial in favor of Target and any other document designated as an “Acquisition Document” by the Lender and the Borrower.

“Acquisition Effective Time” means the “Effective Time” under, and as defined in, the Acquisition Agreement.

“Acquisition MAE” means the “Material Adverse Effect” under, and as defined in, the Acquisition Agreement.

“Acquisition Shareholders’ Meeting” means the “Shareholders’ Meeting” under, and as defined in, the Acquisition Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means with respect to any document:

(a)	substantially in the form agreed by the Borrower and the Lender on or prior to the Signing Date; or

(b)	in form and substance acceptable to the Borrower and the Lender, each acting reasonably.

“Applicable GAAP” means (subject to any change in Applicable GAAP made pursuant to Clause 18.3 (Requirements as to financial statements)):

(a)	in the case of the Target, US GAAP;

(b)	in the case of the Group and the Operating Companies, US GAAP or PRC GAAP (if after the Acquisition Effective Time); and

(c)	in the case of the Borrower, US GAAP or IFRS.

“Auditors” means, with respect to any relevant entity, the initial auditors of such entity at the Signing Date, or any other firm which is appointed by such entity in accordance with Clause 19.23 (Auditors).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date to and including 5:00pm Hong Kong time on 11 July 2012.

“Banking Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Hong Kong interbank market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period.

“BVI HoldCos” means Guoren Industrial, Heng Xing Yue, Leakey and Well Sino and “BVI HoldCo” means any of them.

“Cayman Plan of Merger” means a plan of merger executed by the Merger Sub and the Target, substantially in the form contained in Appendix 1 to the Acquisition Agreement and filed or to be filed by the Target with the Registrar of Companies of the Cayman Islands with respect to the Acquisition pursuant to section 233 of the Cayman Islands Companies Law (2011) Revision.

“Certificate of Merger” means the certificate of merger to be issued by the Registrar of Companies of the Cayman Islands pursuant to section 233 of the Cayman Islands Companies Law (2011) Revision in respect of the Acquisition and dated the Acquisition Effective Time.

“Change of Control” means:

(a)	the Sponsors collectively cease to beneficially hold (whether directly or indirectly), the entire Equity Interest of any BVI HoldCo, the Borrower or other Group Member (or prior to the Acquisition Effective Time, the BVI HoldCos, the Borrower and the Merger Sub);

(b)	the Personal Guarantor ceases to:

(i)	beneficially hold (whether directly or indirectly) at least 51% of the entire Equity Interest of the Borrower prior to the Acquisition Effective Time but 77.69% after the Acquisition Effective Time; and/or

(ii)	control the Borrower and/or Guoren Industrial and/or Heng Xing Yue.

For the purposes of this definition, “control” of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(ii)	give directions with respect to the management, financial or other policies of that person with which the directors or other equivalent officers of that person are obliged to comply.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Corporate Guarantees” means the Guoren Industrial Guarantee, the Heng Xing Yue Guarantee, the Leakey Guarantee, the Well Sino Guarantee, the Target Guarantee and the GrenTech BVI Guarantee and “Corporate Guarantee” means any of them.

“Corporate Guarantors” means Guoren Industrial, Heng Xing Yue, Leakey, Well Sino, Target and GrenTech BVI and “Corporate Guarantor” means any of them.

“Currency Event” means any change (either expressed to be permanent or which continues to be in effect for more than thirty (30) days) in the laws or the regulations of PRC or the policies of any Governmental Agency in PRC which prohibits or, in the reasonable opinion of the Lender, might substantially restrict (a) the conversion of any amount from RMB to HK Dollars and/or (b) the making of any dividend or other distributions from any entity that is established in the PRC to its immediate parent company.

“Debenture” means a debenture incorporating, inter alia, a floating charge executed or to be executed by the Borrower in favour of the Lender in respect of all its assets and undertaking in the Agreed Form.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) or any other Finance Document which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disclosed Litigation” has the meaning given to it in Clause 17.14 (No proceedings pending or threatened).

“Dispute” has the meaning given to it in Clause 33.1.

“Escrow Account” means the account, maintained by the Borrower with the Paying Agent (details of which will be set out in the Utilisation Request) (or such other account as the Borrower and the Lender may agree). For the avoidance of doubt, the aggregate cash amount constituting the “Exchange Fund” (as that term is defined in the Acquisition Agreement), including the Loan, shall be credited to such Escrow Account.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by the Group Member.

“Equity Interest” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equity Issuance” means, in relation to any person, any allotment or issuance of (or the entering into of any agreement to allot or issue) any Equity Interest of such person, or any grant to any person of any right (whether conditional or unconditional) to call for or require the allotment or issuance of any Equity Interest of such person.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Existing Security” means any Security provided by any of the Obligors existing as of the Signing Date.

“Existing Facilities” means any facilities to which any of the Obligors is a party as of the Signing Date and “Existing Facility” means any of them.

“Facility” means the term loan facility to be made available under this Agreement as described in Clause 2 (The Facilities), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing on or before the date of this Agreement (or, following that date, by not less than five (5) Banking Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Personal Guarantee;

(c)	the Corporate Guarantees;

(d)	the Security Documents;

(e)	the Letter of Authorisation; and

(f)	any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of the Treasury Transaction, the amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above (other than subrogation, contribution or indemnity rights arising by operation of law against any other Obligor under or pursuant to the Finance Documents).

“First Currency” has the meaning given to it in Clause 14.1.

“Funds Flow Statement” means the funds flow statement in the Agreed Form.

“Funds Release Instruction” means the funds release instruction in the Agreed Form annexed to the Paying Agent Agreement and to be issued by the Lender to the Paying Agent in accordance with Clause 4.3 (Conditions Subsequent).

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“GrenTech BVI” means GrenTech (BVI) Limited, a BVI business company incorporated in the British Virgin Islands with limited liability (company no. 568117) whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“GrenTech BVI Guarantee” means a corporate guarantee to be executed by GrenTech BVI in favour of the Lender in the Agreed Form.

“GrenTech BVI Share Mortgage” means a share mortgage and/or charge executed or to be executed by the Target in favour of the Lender in respect of the entire Equity Interest of GrenTech BVI in the Agreed Form.

“Group” means the Borrower and its Subsidiaries (including, but only after the Acquisition Effective Time, each Target Group Member), in each case for the time being and “Group Member” means any of those persons.

“Group Structure Chart” means the structure chart of the Group and the Target Group delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent), as updated from time to time in accordance with paragraph (b) of Clause 18.2 (Provisions and contents of Compliance Certificate).

“Guaranteed Obligations” means all and any sums of money and liabilities (whether principal, interest, commission, fees, charges, costs, expenses or otherwise) now or in the future (after as well as before any demand or judgment) due, owing and/or payable in respect of the Facility to the Lender by any Obligor under or pursuant to the Facility Agreement and/or any other Finance Document (whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety and whether or not the Lender was an original party to such Finance Document or the relevant transaction contemplated thereby).

“Guoren Industrial” means Guoren Industrial Developments Limited, a BVI business company incorporated in the British Virgin Islands with limited liability (company no. 568118) whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Guoren Industrial Guarantee” means a corporate guarantee to be executed by Guoren Industrial in favour of the Lender in the Agreed Form.

“Heng Xing Yue” means Heng Xing Yue Investments Limited, a BVI business company incorporated in the British Virgin Islands with limited liability (company no. 568119) whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Heng Xing Yue Guarantee” means a corporate guarantee to be executed by Heng Xing Yue in favour of the Lender in the Agreed Form.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board and its predecessors and successors, consistently applied, in effect as of the Signing Date and from time to time.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Group Member (which may now or in the future subsist).

“Interest Payment Date” means (a) the last day of each Interest Period under paragraph (a) of the definition thereof; and (b) the Maturity Date.

“Interest Period” means (a) in relation to the Loan, each period determined in accordance with Clause 10 (Interest periods), and (b) in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interest Rate” means ten per cent. (10%) per annum (without compounding the interest in each Interest Period)

“Leakey” means Leakey Investments Limited (力基投資有限公司), a BVI business company incorporated in the British Virgin Islands with limited liability (company no. 1389421) whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Leakey Guarantee” means a corporate guarantee to be executed by Leakey in favour of the Lender in the Agreed Form.

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, and defences of set-off or counterclaim;

(c)	with respect to the Personal Guarantee, the fact that enforceability of the Personal Guarantee in the PRC is subject to approval of the Personal Guarantee by, and registration and filing of the Personal Guarantee with, the competent Governmental Agency in the PRC which has not been obtained or effected;

(d)	any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4.1 (Initial Conditions Precedent) (including, without limitation, specific qualifications or reservations relating to a particular provision or provisions of any of the Finance Documents).

“Letter of Authorisation” means an authorisation in the Agreed Form from each of (01) the Borrower, (02) Guoren Industrial, (03) Heng Xing Yue, (04) Leakey, (05) Well Sino, (06) Target and (07) GrenTech BVI addressed to the Lender to date and put into effect each Corporate Guarantee and each Security Document (other than the Debenture) (together with all ancillary documents relating thereto) as of a date two (2) Banking Days after the Acquisition Effective Time.

“Listing” means a listing of all or any part of the share capital of any Group Member thereof on any recognised investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to any Group Member in any country.

“Loan” means the loan made or to be made by the Lender under the Facility or, as the case may be, the principal amount outstanding for the time being of that loan.

“Major Default” means:

(a)	with respect to the Borrower or Merger Sub only, any circumstances constituting a Default under any of Clause 20.1 (Non-Payment), Clause 20.2 (Other obligations) insofar as it relates to a breach of 19.8 (Negative pledge); 19.9 (Holding Companies); 19.12 (Disposals); 19.13 (Loans out); 19.14 (No Guarantees or indemnities); 19.16 (Financial Indebtedness) and 19.37 (Use of proceeds), Clause 20.3 (Misrepresentation) insofar as it relates to any Major Representation, Clause 20.5 (Insolvency), Clause 20.6 (Insolvency proceedings), Clause 20.7 (Creditors’ process), Clause 20.8 (Unlawfulness and invalidity), Clause 20.13 (Expropriation) or Clause 20.14 (Repudiation and rescission of agreements) or Clause 20.15 (Litigation); or

(b)	the breach of any obligation required to be performed by the Target under the Acquisition Agreement or any representation or warranty made by the Target being incorrect or misleading and which in either case permits the Borrower or Merger Sub to terminate the Acquisition Agreement.

“Major Representation” means a representation or warranty with respect to the Borrower or the Merger Sub only under any of Clause 17.1 (Status), Clause 17.2 (Binding Obligations), Clause 17.3 (Non-conflict with other obligations), Clause 17.4 (Power and authority), Clause 17.7 (Perfection), Clause 17.9(a) (No default) (insofar as it relates to any Major Default); Clause 17.12 (Pari passu ranking), Clause 17.14 (No proceedings pending or threatened) , Clause 17.15(a) (No breach of laws), Clause 17.25 (Acquisition Documents, disclosures and other Documents), Clause 17.26 (Margin stock), and Clause 17.28 (Financial Indebtedness and Security).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of (i) the Borrower and/or (ii) the Group (including, after the Acquisition Effective Time, the Target Group) taken as a whole; or

(b)	the ability of any Obligor to perform its obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of, the effectiveness of any Finance Document, the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any Finance Documents or the rights or remedies of the Lender under any of the Finance Documents; or

(d)	the financial or capital markets, or political or economic conditions or currency market, which could reasonably be expected to have a material adverse effect on the Lender’s rights and/or obligations under this Agreement.

“Maturity Date” means the date falling twelve (12) Months after the Utilisation Date.

“Merger Sub” means Xing Sheng Corporation Limited, an exempted company incorporated in the Cayman Islands with limited liability (company no. 264853) whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and is wholly owned by the Borrower.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Banking Day, that period shall end on the next Banking Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Banking Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Banking Day in that calendar month; and

(c)	if an Interest Period begins on the last Banking Day of a calendar month, that Interest Period shall end on the last Banking Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Obligors” means the Borrower, the Personal Guarantor, the Corporate Guarantors and each of the other parties to the Finance Documents other than the Lender and “Obligor” means any of them.

“Operating Companies” means Shenzhen GrenTech and each of its Subsidiaries from time to time.

“Original Financial Statements” means the audited consolidated financial statements of the Target Group for its financial year ended 31 December 2010.

“Party” means a party to this Agreement.

“Paying Agent” means a reputable bank or trust company which is appointed as paying agent in accordance with the terms of the Acquisition Agreement and is reasonably acceptable to the Lender.

“Paying Agent Agreement” means an agreement in the Agreed Form to be executed among the Borrower, the Lender and the Paying Agent.

“Perfection Requirements” means:

(a)	the registration of the Debenture in (01) the Borrower’s register of charges; and (02) on the register of registered charges maintained at the BVI Registry of Corporate Affairs;

(b)	the registration of the Target Share Mortgage in (01) the Borrower’s register of charges; (02) on the register of registered charges maintained at the BVI Registry of Corporate Affairs and (03) on the Target’s register of members; and

(c)	the registration of the GrenTech BVI Share Mortgage in (01) the Target’s register of mortgages and charges and (02) at the BVI Registry of Corporate Affairs by way of lodging of the annotated register of members of GrenTech BVI.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of trading stock or cash made by any Group Member in the ordinary course of trading of the disposing entity;

(b)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Corporate Guarantor, the Acquiring Company must be a Corporate Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets in exchange for or to be replaced within 90 days with, other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant and/or equipment for cash;

(e)	arising as a result of any Permitted Security;

(f)	of assets for cash on an arm’s length basis; and/or

(g)	made with the prior written consent of the Lender.

“Permitted Facilities” means:

(a)	the Existing Facilities (including the Shareholder Loan); or

(b)	any refinancing of any of the Existing Facilities provided that:

(i)	no prepayment or repayment (whether by way of instalment, mandatory prepayment, set-off or otherwise) may be made in respect of any part of such refinancing on or prior to the date falling six (6) months after the Maturity Date;

(ii)	the principal amount of such refinancing is not greater than the principal amount of the relevant Existing Facility being refinanced that was outstanding immediately prior to such refinancing;

(iii)	with respect to any Existing Facility that is secured, any Security in respect of the refinancing cannot be more favourable to the lender than the Security in respect of that Existing Facility;

(iv)	with respect to any Existing Facility that is unsecured, the refinancing is unsecured; and

(v)	the terms of such refinancing are not more favourable to the lender than that of the relevant Existing Facility being refinanced; or

(c)	any Permitted Replacement Facility.

“Permitted Parties” has the meaning given to it in Clause 21.4.

“Permitted Replacement Facility” means any facility or series of facilities that are utilised by any Group Member solely for the purposes of repaying the Facility in full (and paying all other Guaranteed Obligations then due and payable), subject to repayment mechanisms and logistics to be agreed between the Borrower and the Lender (each acting reasonably).

“Permitted Security” means:

(a)	Existing Security;

(b)	Security for Taxes or assessments or other applicable governmental charges or levies;

(c)	Security created or arising by operation of law or created in the ordinary course of trade, including, but not limited to, landlords’ liens and statutory liens of carriers, warehousemen, mechanics, materialmen, vendors and other liens securing amounts which are not more than sixty (60) days overdue or which are being contested in good faith;

(d)	Security incurred on deposits made in the ordinary course of trade in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or undertakings, performance and return of money bonds, and similar obligations;

(e)	rights of set-off of a financial institution with respect to deposits or other accounts of a Group Member held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by that Group Member, as the case may be;

(f)	Security on documents and the goods they represent in connection with letters of credit, trade finance and similar transactions entered into in the ordinary course of trade;

(g)	leases, subleases, licences and sublicences granted to third parties in the ordinary course of trade;

(h)	attachment, judgment and other similar Security arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings;

(i)	any title retention arrangement arising pursuant to supplier’s usual terms of supply provided that there is no default in payment for any goods so supplied (and no other event is subsisting) which might entitle the supplier to reclaim possession of the relevant goods;

(j)	any security permitted pursuant to (b)(iii) of the definition of “Permitted Facilities”; or

(k)	any Security granted or permitted to subsist with the prior written consent of the Lender.

“Personal Guarantor” means Mr. Gao Yingjie (高英杰) (holder of Republic of Singapore Identity Card No. S27607821) whose residence, as of the Signing Date, is at Apt Blk 402, Jurong West Street 42 #07-525, Singapore 640402.

“Personal Guarantee” means a personal guarantee to be executed by the Personal Guarantor in favour of the Lender in the Agreed Form.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“Quasi-Security” has the meaning given to it in Clause 19.8.

“Repayment Date” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Second Currency” has the meaning given to it in Clause 14.1.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Debenture;

(b)	the Target Share Mortgage;

(c)	the GrenTech BVI Share Mortgage;

(d)	any other document evidencing or creating security over any asset to secure any obligation of the Borrower or any other Obligor to the Lender under the Finance Documents; and

(e)	any other document designated as such by both the Lender and the Borrower in writing.

“Shareholder Loan” means an unconditional shareholder loan made to the Borrower by the Personal Guarantor pursuant to the Deed of Promissory Note and Guarantee executed, sealed and delivered by the Personal Guarantor and Guoren Industrial on January 20, 2012 in favour of the Borrower.

“Shenzhen GrenTech” means Shenzhen GrenTech Company Limited (深圳国人通信有限公司), a limited company incorporated in the PRC (company no.440301503234225) whose registered office is at 3rd Floor, Block B, Guoren Building, Keji Central 3rd Road, Hi-Tech Park, Nanshan District, Shenzhen, 518057, PRC.

“Signing Date” means the date of this Agreement.

“Sponsors” means:

(a)	the Personal Guarantor;

(b)	Ms. Yu Rong (the holder of Chinese passport G08199462 whose residence is at Room 503, Block 16, Jing Mi Village, Fu Tian District, Shen Zhen, China);

(c)	Ms. Huang Yin (the holder of Chinese passport G17936772 whose residence is at Room 5E, Bin Hai Ge, Jin Xiu Garden, Sha He, Nan Shan District, Shenzhen, China); and

(d)	any other person who becomes a shareholder or creditor of Subordinated Indebtedness of the Borrower on or prior to the Utilisation Date,

who together beneficially and legally own 100% of Equity Interest of the Borrower as of the Acquisition Effective Time and

“Sponsor” means each or any of them as the context may require.

“Subordinated Indebtedness” means Financial Indebtedness of any Group Member which is subordinated to Financial Indebtedness under the Finance Documents on terms satisfactory to the Lender.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means China GrenTech Corporation Limited, an exempted company incorporated in the Cayman Islands with limited liability being the surviving company resulting from the Acquisition whose registered office is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

“Target Guarantee” means a corporate guarantee to be executed by Target in favour of the Lender in the Agreed Form.

“Target Shares” means 100% of the Equity Interest of the Target.

“Target Share Mortgage” means a share mortgage or charge to be executed by the Borrower as mortgagor in favour of the Lender in respect of the Target Shares in the Agreed Form.

“Target Group” means the Target and each of its Subsidiaries in each case for the time being and “Target Group Member” means any of those persons.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitment” means HK$320,000,000 as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Transaction Costs” means all fees, (including legal and professional advisory fees), costs and expenses and taxes incurred by the BVI HoldCos, the Group and/or the Target Group in connection with the Transaction Documents, including, but not limited to, the negotiation, preparation, execution, notarisation and registration of the Transaction Documents and otherwise in connection therewith, other than the Acquisition Consideration.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Paying Agent Agreement and any other document designated as such by the Lender and the Borrower.

“Transaction Security” means any Security granted under the Finance Documents.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date on which the Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“Well Sino” means Well Sino Enterprises Limited (好華企業有限公司), a BVI business company incorporated in the British Virgin Islands with limited liability (company no. 1395205) whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“Well Sino Guarantee” means a corporate guarantee to be executed by Well Sino in favour of the Lender in the Agreed Form.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower”, any “Personal Guarantor”, any “Corporate Guarantor”, any “Group Member”, any “Target Group Member”, any “Obligor”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (with respect to any Transaction Document, only to the extent permitted by the terms of the Finance Documents);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	the singular includes the plural and vice versa;

(viii)	the word “including” is without limitation;

(ix)	The words “other”, “or otherwise” and “whatsoever” shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	Section, Clause and Schedule headings are for ease of reference only;

(ii)	references to Recitals, Clauses, Sub-clauses and Schedules are references to recitals, clauses, sub-clauses and schedules to this Agreement;

(iii)	paragraphs are, unless otherwise stated, references to paragraphs of the Clause or sub-clause in which the reference appears; and

(iv)	sub-paragraphs are, unless otherwise stated, references to sub-paragraphs of the Paragraph in which the reference appears.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. (Hong Kong time) on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency symbols and definitions

“US$”, “US Dollar” and “US Dollars” denote lawful currency of the United States of America. “RMB” denotes lawful currency of the PRC. “HK$”, “HK Dollars”, “Hong Kong dollars” and “dollars” denote the lawful currency of Hong Kong.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lender makes available to the Borrower for drawing in one lump sum, a term loan facility in HK Dollars in an aggregate amount equal to the Total Commitment.

3.	PURPOSE

3.1	Purpose

The proceeds of the Facility shall be applied in accordance with the Funds Flow Statement:

(a)	towards payment of the Acquisition Consideration; and

(b)	towards payment of the Transaction Costs.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance reasonably satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Lender’s obligations) if on the date of the Utilisation Request (in respect of paragraphs (i), (ii), (iii) and (iv) below) and on the proposed Utilisation Date (in respect of paragraphs (i), (ii), (iii) and (v) below):

(i)	no Major Default has occurred and is continuing or would result from the proposed Loan;

(ii)	the Major Representations made by the Borrower under Clause 17 (Representations) are true and correct by reference to the facts and circumstances existing on that date;

(iii)	on or prior to 10 April 2012:

(A)	the Lender has received from the Borrower a letter in the Agreed Form confirming that all the conditions precedent to the Acquisition (except the condition that the Acquisition Agreement and the transactions contemplated therein have been duly adopted at the Acquisition Shareholders’ Meeting, the condition in section 8.2(d) of the Acquisition Agreement and those other conditions that by their nature are to be satisfied at the Closing and on the Closing Date (each as defined in the Acquisition Agreement)) have been satisfied or waived in accordance with the terms of the Acquisition Agreement; and

(B)	the Borrower, acting reasonably, believes that the Acquisition Agreement and the transactions contemplated therein shall be duly adopted at the Acquisition Shareholders’ Meeting;

(iv)	no Acquisition MAE has occurred and is continuing; and

(v)	the Lender has received from the Borrower a letter in the Agreed Form confirming that the BVI HoldCos have completed all steps required of the BVI HoldCos in order to subscribe for shares in the Borrower and that the Personal Guarantor has made irrevocable wire transfers of the Shareholder Loan in an aggregate amount of US$3.45 million (or its equivalent) to the Paying Agent, and that such amount of Shareholder Loan will be applied towards funding part of the Acquisition Consideration in accordance with the Funds Flow Statement and be no less than the difference between the Acquisition Consideration and the Total Commitment.

4.3	Conditions Subsequent

The Borrower shall ensure that the following documents, each certified by it in a manner satisfactory to the Lender, are delivered to the Lender:

(i)	promptly after execution of the Cayman Plan of Merger (and in any event no later than (two (2) Banking Days after the Utilisation Date) a copy of the executed Cayman Plan of Merger, stipulating an Acquisition Effective Time no later than one (1) calendar day thereafter together with a receipted copy of the duplicate application for merger evidencing that the same has been filed with the Registrar of Companies of the Cayman Islands and photocopies of all supporting documents including director declarations and undertakings required by Section 233(9) of the Cayman Islands Companies Law (2011 Revision) as amended; and

(ii)	within fourteen (14) Banking Days from the Utilisation Date a copy of the Certificate of Merger.

Subject to the Utilisation having taken place, as soon as reasonably practicable after receipt of such documents but in any event no later than the next Banking Day following receipt (provided that if such documents are received before 10:00am on a Banking Day, the Lender will use its reasonable endeavours to issue the Funds Release Instruction on the same Banking Day) the Lender shall issue the Funds Release Instruction to the Paying Agent for it to apply the Loan proceeds in accordance with the Acquisition Agreement.

4.4	Maximum number of Loans

Only one Loan may be borrowed under the Facility.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility in one lump sum by delivery to the Lender of a duly completed Utilisation Request not later than the 10:00 a.m. (Hong Kong time) one (1) Banking Day before the proposed Utilisation Date or such other time that the Lender may otherwise agree.

5.2	Completion of the Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Banking Day within the Availability Period; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be HK Dollars.

(b)	The amount of the proposed Loan:

(i)	must be an amount which is not more than the Total Commitment;

(ii)	may not exceed the aggregate of (01) the Acquisition Consideration; and (02) the Transaction Costs.

5.4	Lender’s obligations

If the conditions set out in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Further Conditions precedent) and 5.1 (Delivery of the Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office by remitting the same to the Escrow Account.

5.5	Cancellation of unutilised Commitment

At close of business in Hong Kong on the Utilisation Date, the unutilised amount of the Commitment shall be automatically cancelled.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

(a)	Subject to Clause 7 (Illegality and voluntary prepayment), the Borrower shall repay the Loan on each date specified below (each a “Repayment Date”), in the amounts as set out in the table below.

Repayment Date	Repayment Instalments

The date falling six (6) Months from the Utilisation Date	Fifty per cent. (50%) of the total outstanding principal amount of the Loan at such time

The date falling nine (9) Months from the Utilisation Date	Twenty-five per cent. (25%) of the difference between (a) the total outstanding principal amount of the Loan immediately following the Utilisation and (b) the amount of any prepayment made pursuant to Clause 7.2

Maturity Date	The outstanding principal amount of the Loan at such time

(b)	All payments made under this Clause 6.1 shall be made together with accrued interest and all other amounts accrued or outstanding under this Agreement.

(c)	On the Maturity Date, the Borrower shall pay, in addition, all other outstanding amounts owing and/or payable under the Finance Documents.

(d)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	ILLEGALITY AND VOLUNTARY PREPAYMENT

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Total Commitment will be immediately cancelled; and

(b)	the Borrower shall repay the Loan on the Interest Payment Date next occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan

The Borrower may, if it gives the Lender not less than five (5) Banking Days’ prior notice, prepay up to HK$54,600,000 of the Loan together with accrued interest at any time during the period of three (3) Months from the Utilisation Date.

7.3	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Illegality and voluntary prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Total Commitment except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Total Commitment cancelled under this Agreement may subsequently be reinstated.

(e)	Any amount prepaid in respect of the Facility may not be redrawn.

8.	MANDATORY PREPAYMENT AND COMPENSATION PAYMENT

8.1	Exit and Currency Event

(a)	In this Clause 8.1 “Early Redemption Event” means any of the following:

(i)	a Listing;

(ii)	a Change of Control;

(iii)	a Currency Event; or

(iv)	other than the Acquisition, the sale of all or substantially all of the assets of the Group or the Target Group whether in a single transaction or a series of related transactions.

(b)	The Borrower shall immediately upon the occurrence or arising of any Early Redemption Event notify the Lender of such Early Redemption Event giving particulars thereof.

(c)	Upon or after the occurrence or arising of any Early Redemption Event (irrespective of whether notification shall have been given pursuant to paragraph (b)), the Lender may, by written notice to the Borrower at any time after the date on which the Lender issues the Funds Release Instruction to the Paying Agent, cancel the Facility and require that all (but not part) of the Loan be repaid by the Borrower. Upon receipt of such written notice, the Borrower shall immediately prepay all the Loan together with (i) accrued interest thereon, and (ii) any Break Costs relating thereto.

(d)	For the avoidance of doubt, any non-exercise by the Lender of its rights under this Clause 8.1 with respect to any Early Redemption Event shall not prejudice its rights under this Clause with respect to any other Early Redemption Event.

8.2	Merger Failure

If, for any reason, the Lender fails to receive a certified copy of the Certificate of Merger within fourteen (14) Banking Days from the Utilisation Date, or within any other longer period which the Lender and the Borrower may agree, the Lender may by giving written notice to the Borrower cancel the Facility and all the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

Interest shall accrue on the Loan at the Interest Rate.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

9.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is fifteen per cent. (15%) per annum. Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be fifteen per cent. (15%) per annum.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

10.	INTEREST PERIODS

10.1	Interest Periods

(a)	Each Interest Period for the Loan shall be three (3) Months, provided that an Interest Period for the Loan shall not extend beyond the Maturity Date.

(b)	Each Interest Period for the Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Break Costs

The Borrower shall, within three (3) Banking Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required to be made.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	The Lender shall not have any duty or obligation to facilitate the making of any Tax Deduction by the Borrower.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall (within three (3) Banking Days of demand) indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply with respect to any of the following Tax assessed on the Lender:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located.

(c)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4	Tax credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within three (3) Banking Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect tax

(a)	All consideration expressed to be payable under a Finance Document by the Borrower to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to the Borrower in connection with a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Banking Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by it or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of), in either case after the Signing Date, any law or regulation or (ii) compliance with any law or regulation made after the Signing Date. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13 (Increased costs), it shall promptly notify the Borrower of the event giving rise to the claim and provide a certificate confirming the amount of such Increased Costs which, in the absence of manifest error, shall be binding on the Borrower.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(iv)	making or filing a claim or proof against that Obligor; or

(v)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, or shall procure that that Obligor will, as an independent obligation, within three (3) Banking Days of demand, fully indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three (3) Banking Days of demand, fully indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	information produced or approved by any Obligor for the purposes of the Agreement being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement (other than by reason of wilful default or gross negligence by the Lender);

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, the Loan requested by the Borrower whether in the Utilisation Request or otherwise, but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by the Lender alone); or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.	MITIGATION BY THE LENDER

15.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall fully indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 23.6 (Change of currency), the Borrower shall, within three (3) Banking Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) on a full indemnity basis incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.2	Enforcement costs

The Borrower shall within three (3) Banking Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) on a full indemnity basis incurred by the Lender in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceeding instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to the Lender.

17.1	Status

(a)	Each corporate Obligor is a corporation, duly incorporated and validly existing and in good standing (if applicable) under the laws of its jurisdiction of incorporation.

(b)	Each Obligor (and in the case of each corporate Obligor, each of its Subsidiaries) has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	(in the case of each corporate Obligor) its constitutional documents;

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument; or

(d)	result in the existence of or oblige it to create any Security over all or any of its assets other than the Transaction Security.

17.4	Power and authority

(a)	Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on any Obligor’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

17.5	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations, all Authorisations required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(iii)	for it and its Subsidiaries to carry on their business and which are material,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Group Members have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or might reasonably be expected to have a Material Adverse Effect.

17.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which each Obligor is a party will be recognised and enforced in Hong Kong and its jurisdiction of incorporation.

(b)	Any judgment obtained in relation to a Finance Document to which an Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

17.7	Perfection

Subject to the Legal Reservations, under the laws of each Obligor’s jurisdiction of incorporation (or in the case of the Personal Guarantor, domicile or residence) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for any applicable Perfection Requirements that are yet to be complied with in accordance with the Finance Documents (which will be complied with by the earlier of the time required under the Finance Documents and the provisions of paragraph (b) of Clause 19.33 (Post-signing conditions)).

17.8	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment made under any Finance Document to which it is party.

17.9	No default

(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or might reasonably be expected to have a Material Adverse Effect.

17.10	No misleading information

(a)	All written information provided to the Lender by or on behalf of the Sponsors or the Obligors in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date is accurate in all material respects and not misleading in any material respect as at the date it was provided, and all projections, budgets and forecasts provided to the Lender in writing on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(b)	All other written information provided by any Obligor (including its advisers) to the Lender was true and accurate in all material respects as at the date it was provided and was not misleading in any material respect as of the date it was provided.

17.11	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the Applicable GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

(b)	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year.

(c)	There has been no material adverse change in the Target’s assets, business or financial condition since the date of the Original Financial Statements.

(d)	The Group’s most recent financial statements delivered pursuant to Clause 18.1 (Financial statements):

(i)	have been prepared in accordance with the Applicable GAAP as applied to the Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the end of, and results of operations for, the period to which they relate (consolidated where applicable).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 18.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

17.12	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally (or, in the case of the Personal Guarantor, individuals).

17.13	No immunity

(a)	Each Obligor is subject to civil and commercial law with respect to its obligations under the Finance Documents.

(b)	The entry into and performance by each Obligor of the Finance Documents to which it is a party constitute private and commercial acts.

(c)	None of the Obligors nor any of their respective assets enjoy any right of immunity from set-off, suit, execution, attachment or legal process.

17.14	No proceedings pending or threatened

Except for the litigation, arbitration, administrative proceedings or investigations of, or before, any court, arbitral body or agency, arising out of or in connection with the Acquisition and/or the Acquisition Documents as disclosed by the Borrower to the Lender in writing prior to the Signing Date (the “Disclosed Litigation”), no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect have, to the best of the Borrower’s knowledge and belief after having made due and careful enquiry, been started or threatened against any Obligor or its assets.

17.15	No breach of laws

(a)	No Obligor has breached any law or regulation which breach has or might reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor which have or might reasonably be expected to have a Material Adverse Effect.

17.16	Environmental laws

(a)	Each Group Member is in compliance with Clause 19.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or might reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Group Member where that claim has or might reasonably be expected, if determined against that Group Member, to have a Material Adverse Effect.

17.17	Taxation

(a)	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount of Tax.

(b)	To the best knowledge of the Borrower (after due and careful enquiry), no claims or investigations are being, or are reasonably likely to be, made or conducted against any Group Member with respect to Taxes.

17.18	Holding Companies

None of the Corporate Guarantors nor any Group Member (other than the Operating Companies) trades, carries on any business or owns any assets or incurs any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash;

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; or

(d)	any Financial Indebtedness permitted by Clause19.16(b).

17.19	Good title to assets

Each Obligor and each of the other Group Members has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.20	Shares

The shares of each corporate Obligor and each Group Member are validly issued and fully paid.

17.21	Intellectual Property

Each Obligor and each Group Member:

(a)	is the sole legal and beneficial owner of or has had licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business; and

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which, if subject to dispute and if adversely determined, has or might reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

17.22	Group Structure Chart

(a)	Assuming the Acquisition Effective Time has occurred, the Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)	each Group Member and each Target Group Member, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a dormant subsidiary or is not a company with limited liability; and

(ii)	all minority interests in any Group Member or Target Group Member and any person in which any Group Member or Target Group Member holds shares in its issued share capital or equivalent ownership interest of such person.

(b)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the Group structure immediately following the Acquisition Effective Time are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

17.23	Insurance

(a)	Each Group Member maintains insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances of each Group Member are with reputable independent insurance companies or underwriters.

17.24	Pensions

Each Group Member is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group in any respect which has or might reasonably be expected to have a Material Adverse Effect.

17.25	Acquisition Documents, disclosures and other Documents

(a)	The Acquisition Documents contain (or following execution, will contain) all the terms of the Acquisition and remain effective.

(b)	No default under the Acquisition Documents that could give the Target the right to terminate its obligations under section 9.1 of the Acquisition Agreement, is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(c)	To the best knowledge of the Borrower, no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

17.26	Margin Stock

Neither the making of the Utilisation nor the use of the proceeds of the Loan will violate or be inconsistent with the provisions of U.S. Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

17.27	Investment Company Act

No Obligor, nor any of its Subsidiaries, is an “investment company”, or is “controlled” by an “investment company”, within the meaning of the U.S. Investment Company Act of 1940, as amended.

17.28	Financial Indebtedness and Security

(a)	No Group Member (other than the Operating Companies) has any Financial Indebtedness outstanding except for any Financial Indebtedness permitted pursuant to Clause 19.16(b) (Financial Indebtedness).

(b)	No Security or Quasi-Security exists over all or any of the present or future assets of any Group Member except for any Permitted Security or any Security permitted pursuant to Clause 19.8(c) (Negative Pledge).

17.29	Times when representations made

(a)	All the representations and warranties in this Clause 17 (Representations) are made and deemed to be made by the Borrower on the Signing Date, the Acquisition Closing Date, the date of the Utilisation Request, the Utilisation Date and the first day of each Interest Period (except that those contained in paragraphs (a) – (c) of Clause 17.11 (Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(b)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Total Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Lender:

(a)	within 45 Banking Days after the Acquisition Effective Time, the consolidated financial statements of the Target audited by PricewaterhouseCoopers for the financial year ended on 31 December 2011;

(b)	as soon as it is available, but in any event within one hundred and twenty (120) days after the end of each of its respective financial years, the audited consolidated financial statements of the Group for that financial year; and

(c)	as soon as it is available, but in any event within thirty (30) days after the end of each quarter of each of its respective financial years, the unaudited consolidated financial statements of the Group for that financial quarter.

18.2	Provisions and contents of Compliance Certificate

(a)	The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) a Compliance Certificate which shall, amongst other things, set out (where there has been any change in the structure of the Group or Target Group since the provision of the last Group Structure Chart) an updated Group Structure Chart setting out the structure of the Group or Target Group as at the date of the delivery of such Group Structure Chart.

(b)	Each Compliance Certificate shall be signed by a director of the Borrower.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by one (1) director of the Borrower as giving a true and fair view of (in the case of annual Financial Statements for any financial year), or fairly representing (in other cases), the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using Applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of financial statements, (i) it notifies the Lender that there has been a change in such Applicable GAAP, accounting practices or reference periods; and (ii) the relevant Auditors deliver to the Lender a description of any change necessary for those financial statements to reflect Applicable GAAP, accounting practices or reference periods upon which the relevant Original Financial Statements were prepared.

For the purposes of this Agreement, any change in Applicable GAAP made in accordance with this paragraph (b) shall apply to the definition of Applicable GAAP as set out at Clause 1.1 (Definitions) at any time following such change (and until any subsequent change in Applicable GAAP in accordance with this Clause 18.3).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Lender wishes to discuss the financial position of any Group Member with the relevant Auditors, the Lender may notify the Borrower, stating the questions or issues which the Lender wishes to discuss with the Auditors. In this event, the Borrower must ensure that such Auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of that Group Member with the Lender with respect to such questions and issues; and

(ii)	to disclose to the Lender any information which the Lender may reasonably request with respect to such questions and issues.

18.4	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by any Group Member to its creditors generally, or to its shareholder(s), in each case at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or Group Member, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Target Group Member as the Lender may reasonably request.

18.5	Notification

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Borrower shall promptly notify the Lender if the Target or its Subsidiaries (including the Operating Companies) incur any Financial Indebtedness out of its ordinary course of business for an aggregate amount exceeding RMB100,000,000 (or its equivalent).

(d)	The Borrower shall promptly notify the Lender if the Target or its Subsidiaries (including the Operating Companies) provide any Security out of its ordinary course of business for an aggregate amount exceeding RMB100,000,000 (or its equivalent).

18.6	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of its rights and obligations under this Agreement,

obliges the Lender or, in the case of paragraph (c) above, any prospective new Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Total Commitment is in force.

19.1	Authorisations

(a)	The Borrower shall (and shall ensure that each of the Group Members will) promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	in the case of paragraph (A) and (B) below, supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation:

(A)	to enable it to perform its obligations under the Transaction Documents to which it is party,

(B)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is party, and

(C)	to carry on its business where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall ensure that the Perfection Requirements are promptly complied with in each case by the earlier of (i) the date when such Perfection Requirements are required to be complied with under any or all of the Finance Documents or (ii) the date when such Perfection Requirements are required to be complied with under applicable law or regulations.

19.2	Compliance with laws

The Borrower shall (and shall ensure that each of the Group Members will) remain in good standing (if applicable) and shall (and shall ensure that each Group Member will) comply in all respects with all laws (including without limitation all applicable financial assistance legislation) to which it may be subject, if failure so to comply has or might reasonably be expected to have a Material Adverse Effect.

19.3	Environmental compliance

The Borrower shall (and shall ensure that each of the Group Members will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

19.4	Environmental claims

The Borrower shall (and shall ensure that each of the other Group Members will) promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim which has been commenced or, to the best of such Group Member’s knowledge and belief (after due and careful enquiry), is threatened against any Group Member; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member,

where the claim, if determined against that Group Member, has or might reasonably be expected to have a Material Adverse Effect.

19.5	Taxation

(a)	The Borrower shall (and shall ensure that each of the Group Members will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or might reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall not (and shall ensure that none of the Group Members will) change its residence for Tax purposes.

19.6	Merger

(a)	Except as provided for in, or contemplated by, the Acquisition Documents, the Borrower shall not (and shall ensure that each of the Group Members will not) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior consent of the Lender.

(b)	The Borrower shall not (and shall ensure that no other Group Member will) settle any litigation, arbitration or administrative proceedings which is arising out of or in connection with the Acquisition and/or the Acquisition Documents, without prior consent of the Lender (which shall not be unreasonably withheld or delayed).

19.7	Change of business

With effect from the Acquisition Effective Time, the Borrower shall procure that no substantial change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

19.8	Negative pledge

(a)	The Borrower shall not, and it will procure that no other Group Member shall create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not, and it will procure that no other Group Member shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Group Member;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (b) is termed “Quasi-Security”.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security;

(ii)	Transaction Security; or

(iii)	any Security created by, or existing over any assets of, an Operating Company (other than a Security over the Equity Interest of any Operating Company).

19.9	Holding Companies

The Borrower shall not (and shall ensure no other Group Member (other than the Operating Companies) will) trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash; or

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; or

(d)	any Financial Indebtedness permitted by Clause 19.16(b) (Financial Indebtedness).

19.10	Preservation of assets

The Borrower shall (and shall ensure that each Group Member will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

19.11	Arm’s-length terms

The Borrower shall not (and shall ensure that no Group Member will) enter into (a) any transaction with any Affiliate or related person, or (b) any joint venture with any person, other than on arm’s-length terms and for full market value.

19.12	Disposals

(a)	Except as provided in paragraph (c) below, the Borrower shall not (and shall ensure that no Group Member will), either in a single transaction or in a series of transactions and whether related or not, dispose of all or any material part of its assets.

(b)	Except as provided in paragraph (c) below, the Borrower will not, and it will ensure that no Group Member will, dispose of any Equity Interest of its Subsidiaries.

(c)	Paragraphs (a) and (b) above do not apply to any disposal:

(i)	which constitutes a Permitted Disposal; or

(ii)	made with the prior written consent of the Lender.

19.13	Loans out

(a)	Except as provided below, the Borrower shall not (and shall ensure that no other Group Member (other than the Operating Companies) will) be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by Group Member on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any deposit placed with a bank or financial institution; or

(iii)	Financial Indebtedness permitted under Clause 19.16(b) (Financial Indebtedness) owing by one Group Member to another Group Member.

19.14	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that no other Group Member (other than the Operating Companies) will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	the endorsement of negotiable instruments in the ordinary course of trade;

(ii)	any performance or similar bond guaranteeing performance by a Group Member under any contract entered into in the ordinary course of trade;

(iii)	granted under the Finance Documents; or

(iv)	incurred with the prior written consent of the Lender (which shall not be unreasonably withheld); or

(v)	granted under any Permitted Facilities.

19.15	Dividends and share redemption

(a)	The Borrower shall ensure that each other Group Member declares the legally permissible amount of dividends and/or distributions in each financial year to enable the Borrower to repay or prepay the Facility in accordance with Clause 8 (Mandatory prepayment and compensation payment).

(b)	Except as prescribed under paragraph (a) above, the Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of any of the Sponsors; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

19.16	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below and under Clause 19.27 (Treasury transactions), the Borrower shall not (and shall ensure that no Group Member (other than the Operating Companies) will) incur or remain liable under any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Financial Indebtedness under the Finance Documents;

(ii)	Financial Indebtedness under any of the Permitted Facilities;

(iii)	Subordinated Indebtedness incurred by the Borrower, provided that, if so requested by the Lender, the Borrower shall provide the Lender with legal opinions in respect of such Subordinated Indebtedness in form and substance satisfactory to it; or

(iv)	incurred with the prior written consent of the Lender (which shall not be unreasonably withheld).

19.17	Share capital

At all times after the Acquisition Effective Time, the Borrower shall not, and the Borrower will procure that no other Group Member will, make any Equity Issuance or otherwise change its capital structure (including, without limitation, share consolidation, share splits or rights issues) except with the prior consent of the Lender.

19.18	Pari passu ranking

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

19.19	Acquisition Documents

(a)	The Borrower shall promptly pay all amounts payable by it under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under the Acquisition Documents.

19.20	Insurance

(a)	The Borrower shall (and shall ensure that each Group Member will) maintain insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

19.21	Pensions

The Borrower shall ensure that it and other Group Members are in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group or its employees where failure to so comply has or might reasonably be expected to have a Material Adverse Effect.

19.22	Access

If a Default is continuing or the Lender reasonably suspects a Default is continuing or may occur, the Borrower will ensure that each Group Member will (not more than once in every financial year unless the Lender reasonably suspects an Event of Default is continuing or may occur) permit the Lender and/or accountants or other professional advisers of the Lender reasonable access during business hours and on reasonable prior notice, which shall not be less than five (5) days, at the risk and cost of the Borrower to (a) inspect the premises, assets, books, accounts and records of each relevant Group Member and (b) meet and discuss matters with relevant senior management.

19.23	Auditors

The Borrower may not, and it will ensure that no Group Member will, replace the Auditors, unless the new auditor to be appointed is any of Deloitte & Touche, PricewaterhouseCoopers, Ernst & Young or KPMG or any other reputable accounting firm reasonably acceptable to the Lender .

19.24	Intellectual Property

The Borrower shall (and shall procure that each of the Group Members will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Member to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

19.25	Amendments

(a)	The Borrower shall not (and shall ensure that no other Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document, in each case, to which it is a party, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) except:

(i)	in accordance with the provisions of Clause 29 (Amendments and waivers);

(ii)	prior to or on the Acquisition Closing Date, with the prior written consent of the Lender which shall not be unreasonably withheld or delayed; or

(iii)	after the Acquisition Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lender.

(b)	The Borrower shall promptly supply to the Lender a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

19.26	No restriction on dividends

The Borrower shall not, and it will procure that no other Group Member will, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Group Member to pay dividends or other distributions with respect to any of its equity interests save for this Agreement and any restrictions and conditions imposed by law.

19.27	Treasury transactions

The Borrower shall not, and it will procure that no other Group Member will, enter into any Treasury Transactions, except for those entered into to hedge actual or projected interest or forward exposures arising in the ordinary course of trading and not for speculative purposes.

19.28	No restriction on share transfer

The Borrower shall ensure that its constitutional documents do not, and are not amended or varied in a manner which, restricts or otherwise prohibits the transferability of the shares in the Borrower or confers any right of pre-emption, tag along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Lender under any Security Documents.

19.29	Delisting

The Borrower shall ensure that the Target Shares are delisted from the NASDAQ Stock Market within ten (10) days after the Acquisition Effective Time and deregistered under the Securities Exchange Act of 1934, as amended, within one hundred (100) days after the Acquisition Effective Time.

19.30	Non-disclosure

Save as required by law or regulation or the rules of any stock exchange or regulatory authority, the Borrower shall not (and shall ensure that no other Group Member will) without the prior written consent of the Lender disclose the Facility or any content of the Finance Documents to any person other than (x) any professional advisers and service providers of any Group Members who are under a duty of confidentiality to any Group Members or (y) any court of tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over any of the Group Members.

19.31	Change in Financial Year

The Borrower shall not, and shall procure that no other Group Member will, change its financial year without the prior written consent of the Lender.

19.32	Waiver of Immunity

To the extent that the Borrower or any other Group Member may in any jurisdiction claim for itself or its assets or revenues crown immunity or any other immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Borrower (and it will procure that each Group Member) irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

19.33	Post-Signing conditions

The Borrower shall, as soon as possible and:

(a)	in any event no later than two (2) Banking Days after the Acquisition Effective Time, procure the following Finance Documents to be duly executed, by the relevant Obligors which are expressed to be party thereto, and delivered to the Lender:

(i)	the Target Share Mortgage (and all documents required to be delivered thereunder);

(ii)	the GrenTech BVI Share Mortgage (and all documents required to be delivered thereunder); and

(iii)	the Corporate Guarantees,

together with such evidence of due execution as the Lender may require; and

(b)	in any event no later than twenty two (22) Banking Days after the Acquisition Effective Time (or within such shorter period as specified in the relevant Security Document or as is required to comply with applicable laws or regulations), comply with, and procure each other Obligor complies with, the Perfection Requirements applicable to the Finance Document to which it is a party.

19.34	Business Performance

After the Acquisition Effective Time, the Borrower shall not, and it will ensure that no action by the Group or its legal representatives will, cause the Group’s assets, the Group’s revenue or the Group’s net income to decrease by fifteen (15%) per cent or more in any financial quarter (as compared to the previous financial quarter).

19.35	Management Continuity

The Borrower will ensure that the Personal Guarantor shall at all times be and remain on the board of directors of the Target and that after the Acquisition Effective Time, there shall be no change to the board of directors of the Target, except with the prior written consent of the Lender.

19.36	Lender’s Representative

After the Acquisition Effective Time, the Borrower shall procure Shenzhen GrenTech to accept at least one representative selected by the Lender to attend each internal quarterly meeting of Shenzhen GrenTech.

19.37	Use of proceeds

The Borrower shall use the Facility exclusively for the purposes specified in Clause 3.1 (Purpose).

19.38	No change in legal representative

The Borrower shall procure that none of the Operating Companies incorporated in the PRC shall change its legal representative unless it is necessary for the Acquisition or with the prior written consent of the Lender.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 20 (other than Clause 20.18 (Acceleration)) is an Event of Default.

20.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Banking Days of its due date.

20.2	Other obligations

(a)	An Obligor fails to comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 20.1 (Non-payment)); and

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Banking Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor or other Group Member under or in connection with any Finance Document is or proves to have been incorrect or misleading when initially made or in any material respect when deemed to be made.

20.4	Cross default

(a)	Any Financial Indebtedness of any Obligor or other Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or other Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or other Group Member is cancelled or suspended by a creditor of any Obligor or other Group Member as a result of an event of default (however described).

(d)	Any creditor of any Obligor or other Group Member becomes entitled to declare any Financial Indebtedness of any Obligor or other Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 20.4 unless (x) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness for the Obligors and the other Group Members taken as a whole falling within paragraphs (a) to (d) above equals or exceeds HK$320,000,000 (or its equivalent in any other currency or currencies) and (y) court proceedings with respect to such aggregate amount have been initiated by relevant creditors in courts with appropriate jurisdiction.

20.5	Insolvency

(a)	Any Obligor or other Group Member is unable or admits inability to pay its debts as they fall due or is presumed or deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or other Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or other Group Member.

20.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or other Group Member (other than in respect of a solvent liquidation of a Group Member which is not an Obligor);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or other Group Member;

(iii)	the appointment of a liquidator, provisional liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or other Group Member or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or other Group Member,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is being contested in good faith as frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; or

20.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or other Group Member having an aggregate value (for the Obligors and the other Group Members taken as a whole) of HK$320,000,000 (or its equivalent in any other currency or currencies) and is not discharged within seven (7) days.

20.8	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party (in the case of the Personal Guarantor, subject to paragraph (c) of the definition of Legal Reservations).

(b)	Any obligation or obligations of an Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations), or cease to be legal, valid, binding or enforceable (in the case of the Personal Guarantor, subject to paragraph (c) of the definition of Legal Reservations).

(c)	Any Finance Document ceases to be in full force and effect (in the case of the Personal Guarantor, subject to paragraph (c) of the definition of Legal Reservations).

20.9	Cessation of business

Any Obligor or other Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or ceases to be in good standing (if applicable).

20.10	Revocation of license

Any Authorisation required with respect to any of the assets, business or facilities of any Obligor or other Group Member is not obtained (when required) or is revoked or is not renewed upon its expiry or termination or ceases to be in full force and effect (unless simultaneously replaced by an equivalent Authorisation) where lack of such Authorisation has or might reasonably be expected to have a Material Adverse Effect.

20.11	Change of Management

The Personal Guarantor ceases to be a director of the Target or ceases to be employed or to devote the time and attention to the business, trade and offices of the Group (as the case may be) or perform the functions required under the terms of his service contract.

20.12	Audit qualification

The Auditors of the Group or the Target Group qualify in any material respect, the audited annual consolidated financial statements of the Group or the Target Group, as the case may be.

20.13	Expropriation

The authority or ability of any Obligor or other Group Member to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or other Group Member or any of its assets.

20.14	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document.

(b)	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a Material Adverse Effect on its interests under the Finance Documents.

20.15	Litigation

(a)	Any Disclosed Litigation is adversely determined to the interests of the Obligors and has or would reasonably be expected to have a Material Adverse Effect.

(b)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes arising out of or in connection with the Acquisition and/or the Acquisition Documents (other than the Disclosed Litigation) are commenced or threatened against any Obligor or other Group Member or its assets which has or would reasonably be expected to have a Material Adverse Effect.

(c)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes (other than those set forth under paragraph (a) and/or (b) above) are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or other Group Member or its assets which has or would reasonably be expected to have a Material Adverse Effect.

20.16	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or would reasonably be expected to have a Material Adverse Effect.

20.17	Failure to comply with final judgments

Any Obligor or any other Group Member fails to comply with or pay any sum due from it or him under any final judgment or order made or given by any court of competent jurisdiction, except that in the case of a failure to pay, such failure shall not constitute an Event of Default under this Clause 20.17 if the aggregate amount failed to be paid by all members of the Group and the Obligors under any or all such judgments or orders is less than (or the equivalent thereof in any other currency is less than) HK$320,000,000 (or its equivalent in any other currency or currencies).

20.18	Acceleration

If, at any time after the issuance of the Funds Release Instruction to the Paying Agent, an Event of Default has occurred which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Total Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or

(d)	exercise all or any of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 8

CHANGES TO PARTIES

21.	CHANGES TO THE LENDER

21.1	The Lender may, at any time, without the Borrower’s prior consent, assign any of its rights and/or transfer all or any of its rights, benefits and/or obligations in respect of the Facility, for this purpose the Lender may make such disclosure in relation to the Facility subject to the terms set out in Clause 21.4.

21.2	The Borrower acknowledges that any person to which the rights, benefits and/or obligations of the Lender may from time to time be so assigned or transferred shall be entitled to the benefit of this Agreement and each other Finance Document as if such person had constituted an original lender under this Agreement to the extent of such assignment or transfer.

21.3	The Borrower agrees that, save as expressly provided in this Clause 21, any assignment or transfer by the Lender, as the case may be, shall as regards the Borrower, be on such terms as are customary in the wholesale lending market in relation to assignments or transfers by the lenders and that they will at the expense of the Lender execute and deliver, or procure the execution and delivery of, such document(s) as may be reasonably required by the Lender to effect such assignment or transfer.

21.4	The Lender, its officers, and its agents, may disclose information (on a confidential basis) relating to, the Borrower or any Group Member and their account(s) and/or dealing relationship(s) with the Lender and the Finance Documents, including but not limited to details of the facilities, any Security taken, transactions undertaken and balances and positions with the Lender, as the Lender shall consider appropriate to:

(a)	the head office of the Lender, any of its Subsidiaries or Subsidiaries of its Holding Company, Affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Lender’s rights and/or obligations under any Finance Document (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties;

(f)	any other person with (or through) whom the Lender enters into (or may potentially enter into) any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; and

(g)	any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.

21.5	The Borrower acknowledges it has received and read the Lender’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data.

22.	CHANGES TO THE BORROWER

22.1	The Borrower may not assign any of its rights and/or transfer all or any of its rights, benefits and/or obligations under the Finance Documents.

SECTION 9

ADMINISTRATION

23.	PAYMENT MECHANICS

23.1	Payments between the Parties

(a)	On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender (as the case may be) shall make the same available to the recipient for value on the due date at the time and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the recipient specifies.

23.2	Partial payments

(a)	If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.

23.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.4	Banking Days

(a)	Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.5	Currency of account

(a)	Subject to paragraphs (b) to (c) below, HK Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than HK Dollars shall be paid in that other currency.

23.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Hong Kong interbank market and otherwise to reflect the change in currency.

24.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with the Party’s name on the signature pages, or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Banking Days’ notice.

25.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Banking Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

25.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.	CALCULATIONS AND CERTIFICATES

26.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

26.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

27.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors party thereto. Any such amendment or waiver will be binding on all Parties.

30.	PERPETUITY PERIOD

The perpetuity period (if applicable) for the trusts constituted under the Finance Documents shall be 80 years from the date of this Agreement.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

32.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

33.	ENFORCEMENT

33.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 33.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints GrenTech RF HongKong Co., Limited (with its address at Unit B, 13/F, Prat Commercial Building, 17-19 Prat Avenue, Tsimshatsui, Kowloon, Hong Kong) with registered number 1713376 as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of any process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 33.

33.3	Waiver of immunity

The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Corporate Documents

(a)	A copy of the constitutional documents of each of (01) the Borrower, (02) Guoren Industrial, (03) Heng Xing Yue, (04) Leakey, (05) Well Sino, (06) Target, (07) GrenTech BVI, and (08) Merger Sub:

(i)	in the case of each of the Target and Merger Sub:

(A)	its certificate of incorporation and (in the case of the Target) its certificate of incorporation on change of name;

(B)	its current memorandum and articles of association;

(C)	its register of directors and officers;

(D)	its register of members;

(E)	its register of mortgages and charges; and

(F)	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands dated no more than seven (7) days prior to the Signing Date;

(ii)	in the case of each of (01) the Borrower, (02) Guoren Industrial, (03) Heng Xing Yue, (04) Leakey, (05) Well Sino and (06) GrenTech BVI :

(A)	its certificate of incorporation;

(B)	its current memorandum and articles of association;

(C)	its register of directors;

(D)	its register of members;

(E)	its register of charges (if any);

(F)	a Certificate of Incumbency issued by its registered agent dated no more than seven (7) days prior to the Signing Date; and

(G)	a Certificate of Good Standing issued by the Registrar of Corporate Affairs in the British Virgin Islands dated no more than seven (7) days prior to the Signing Date.

(b)	A copy of a resolution of the board of directors of each of (01) the Borrower, (02) Guoren Industrial, (03) Heng Xing Yue, (04) Leakey, (05) Well Sino, (06) Target and (07) GrenTech BVI:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of each of (01) the Borrower, (02) Guoren Industrial, (03) Heng Xing Yue, (04) Leakey, (05) Well Sino, (06) Target and (07) GrenTech BVI in the Agreed Form (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitment would not cause any borrowing, guaranteeing, securing or similar limit binding on it to be exceeded.

(e)	A certificate of each of (01) the Borrower, (02) Guoren Industrial, (03) Heng Xing Yue, (04) Leakey, (05) Well Sino, (06) Target, (07) GrenTech BVI and (08) Merger Sub certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	Legal Opinions

(a)	A legal opinion of Li & Partners, legal advisers to the Lender in Hong Kong, substantially in the form agreed with the Lender prior to the Signing Date; and

(b)	A legal opinion of Walkers, legal advisers to the Lender in the Cayman Islands and the British Virgin Islands, substantially in the form agreed with the Lender prior to the Signing Date.

3.	Transaction Documents

(a)	A copy of each of the Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

(b)	The Finance Documents (other than the Corporate Guarantees and the Security Documents) (together with all ancillary documents relating thereto), each duly executed and delivered by the parties thereto.

(c)	The Debenture (together with all ancillary documents relating thereto) executed and delivered by the parties thereto.

(d)	The Corporate Guarantees and the Security Documents (other than the Debenture) (together with all ancillary documents relating thereto), each executed by each party to it but undated.

4.	The Acquisition

(a)	Evidence that: the Acquisition has been approved by (01) all shareholders of the Merger Sub; (02) by an affirmative vote of holders of the shares of the Target representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Acquisition Shareholders’ Meeting; and (03) the board of directors of the Merger Sub and the board of directors of the Target (and attaching copies of all relevant board and shareholder resolutions).

(b)	A certificate from each of the Target and Merger Sub confirming that each of them has no secured creditors and has granted no fixed or floating security interests that are outstanding.

(c)	A letter from the Borrower in the Agreed Form confirming that all the conditions precedent to the Acquisition (as set out in Article VIII of the Acquisition Agreement)(other than those conditions that by their nature are to be satisfied at the Closing and on the Closing Date (each as defined in the Acquisition Agreement)) have been satisfied or waived in accordance with the terms of the Acquisition Agreement.

(d)	A letter from the Borrower (in Agreed Form and signed by an authorised signatory) confirming that:

(i)	the Acquisition Agreement remains in full force and effect and has not been amended, rescinded or repudiated by any party to it (and attaching a copy of the Acquisition Agreement); and

(ii)	at the Acquisition Effective Time, the Target Shares will be cancelled and:

(01)	the Borrower will legally and beneficially own 100% of the Target;

(02)	the Personal Guarantor will legally and beneficially own (whether directly or indirectly) at least 77.69% of the entire Equity Interest of the Borrower; and

(03)	the Personal Guarantor, together with the other Sponsors will legally and beneficially own (whether directly or indirectly) the entire Equity Interest of the Borrower.

5.	Other documents and evidence

(a)	The Group Structure Chart.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers (acting reasonably) to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	The Funds Flow Statement.

(e)	Evidence that each of the process agents referred to in Clause 33.2 (Service of process) and/or in any other Finance Documents has accepted its appointment.

(f)	A certified copy of the identification documents of the Personal Guarantor.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

SCHEDULE 2

UTILISATION REQUEST

From: TALENTHOME MANAGEMENT LIMITED

To: GUOTAI JUNAN FINANCE (HONG KONG) LIMITED

Dated:

Dear Sirs

TALENTHOME MANAGEMENT LIMITED – HK$320,000,000 Facility Agreement

dated 26 March 2012 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is the Utilisation Request. Terms defined in the Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Banking Day, the next Banking Day)

Amount:	[ ] or, if less, the Total Commitment

3.	We confirm that:

(a)	the Acquisition Consideration is US$[ ]; and

(b)	each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the Escrow Account (being [[account]][1].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

TALENTHOME MANAGEMENT LIMITED

[1]	Insert details of Paying Agent’s bank account

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To: GUOTAI JUNAN FINANCE (HONG KONG) LIMITED

From: TALENTHOME MANAGEMENT LIMITED

Dated:

Dear Sirs

TALENTHOME MANAGEMENT LIMITED – HK$320,000,000 Facility Agreement

dated 26 March 2012 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	[We confirm that no Default is continuing.]*

3.	[We confirm that there has been no change in the structure of the Group or the Target Group since the provision of the last Corporate Structure Chart.]**

Signed:
	Director	Director
	Of	Of
	[Company]	[Company]

*	If this statement cannot be made, the certificate should identify any default that is continuing and the steps, if any taken to remedy it.

**

If this statement cannot be made, an updated Group Structure Chart, setting out the structure of the Group and the Target Group, as at the date of delivery of the Compliance Certificate should be attached.

SIGNATURE PAGE

Borrower

SIGNED for and on behalf of	)
TALENTHOME MANAGEMENT LIMITED	)
(智軒管理有限公司))
)

By:	/S/ YINGJIE GAO

Name:	YINGJIE GAO

Title:	DIRECTOR

Address:	FLOOR 15th, BLOCK A,
GUOREN BUILDING,
KEJI CENTRAL 3RD ROAD

Attention:	MR YINGJIE GAO

Telephone:	(86 755) 26516888

Facsimile:	(86 755) 26546999

Signature Page to Facility Agreement

Lender

SIGNED for and on behalf of	)
GUOTAI JUNAN FINANCE (HONG KONG) LIMITED	)
)

By:	/S/ YIM FUNG

Name:	YIM FUNG

Title:	DIRECTOR

Address:	27th Floor, Low Block,
Grand Millennium Plaza,
181 Queen’s Road Central,
Hong Kong

Attention:	Mr. Edward Li

Telephone:	(852) 2509-7549

Facsimile:	(852) 2878-7977

Signature Page to Facility Agreement